FOR IMMEDIATE RELEASE	Media Contact: Cynthia Messina (702) 876-7132
February 28, 2008	Shareholder Contact: Ken Kenny (702) 876-7237

SOUTHWEST GAS INCREASES THE QUARTERLY COMMON STOCK DIVIDEND
AND DECLARES SECOND QUARTER 2008 DIVIDEND

LAS VEGAS, NEV.  The Board of Directors for Southwest Gas Corporation (SWX: NYSE) has increased the quarterly common stock dividend from $.215 per share to $.225 per share and has declared the following second quarter cash dividend:
Common Stock

Payable	June 2, 2008
Of Record	May 15, 2008
Dividend	$.225 per share

The dividend equates to 90 cents per share, a four cent or five percent increase, on an annualized basis.  The Company has paid quarterly dividends continuously since going public in 1956.

About Southwest Gas
Southwest Gas Corporation provides natural gas service to approximately 1.8 million customers in Arizona, Nevada, and California.  Its service territories are centered in one of the fastest-growing regions of the country.  For more information about Southwest Gas, please visit www.swgas.com.

This press release may contain statements which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, the effects of regulation/deregulation, the timing and amount of rate relief, and changes in rate design.

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